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TRAVELCENTERS OF AMERICA (Nasdaq: TA) Maximizing Value and Certainty for Shareholders: BP’s Acquisition of TravelCenters of America April 24, 2023

Warning Concerning Forward-Looking Statements This presentation contains “forward-looking statements,” including words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to TravelCenters of America Inc.’s (“TA’s”) plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include statements regarding the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger, dated February 15, 2023, among TA, BP Products North America Inc. (“BP”) and Bluestar RTM Inc. (the “Merger Agreement”), including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner. Forward-looking statements are not guarantees of future events, and there are a number of important factors that could cause actual outcomes and results to differ materially from the outcomes contemplated by such forward-looking statements, including those factors listed in the section entitled “Risk Factors” in Item 1A of TA’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and those factors detailed from time to time in TA’s other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. TA does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. 2

TA Profile

TA is located along America's highways – Our large sites are known for the widest breadth of hospitality and truck service offerings

281
Travel Centers Operating Under 3 Brands

25+
Average Acres Per Site

~2.3 Billion
Gallons of Fuel Sold in 2022

50+
Year Operating History

15
Year Public Market Presence

~$366M
TTM Adj. EBITDA

450+
Quick Service Restaurants*

150+
Full Service Restaurants*

200
Average Truck Parking Spots

17,500+
Team Members

Note: Throughout this presentation, information is as of December 31, 2022, unless otherwise noted.

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A Turnaround Plan That Delivered Results (1) In Dec 2019, TA recognized $72M related to the biodiesel tax credit causing the spike in EBITDA during Q4 2019. (2) Definition of liquidity – cash plus the availability under our revolving credit facility. In Q3 2018, we entered into an agreement to sell our convenience store segment for $310.5M; the period starting Q3 2017 and prior include the discounted operations related to that business. (3) CAGR calculated over a time period from December 16, 2019 to February 16, 2023. Note: Vertical line in Stock Price and Market Capitalization charts is as of December 16, 2019. 4 Stock Price Market Capitalization Total Liquidity EBITDA $ in M $0 $20 $40 $60 $80 $100 '14 Q1 '14 Q3 '15 Q1 '15 Q3 '16 Q1 '16 Q3 '17 Q1 '17 Q3 '18 Q1 '18 Q3 '19 Q1 '19 Q3 '20 Q1 '20 Q3 '21 Q1 '21 Q3 '22 Q1 '22 Q3 '23 2/16 $0 $300 $600 $900 $1,200 $1,500 '14 Q1 '14 Q3 '15 Q1 '15 Q3 '16 Q1 '16 Q3 '17 Q1 '17 Q3 '18 Q1 '18 Q3 '19 Q1 '19 Q3 '20 Q1 '20 Q3 '21 Q1 '21 Q3 '22 Q1 '22 Q3 '23 2/16 $0 $75 $150 $225 $300 $375 $450 2015 2016 2017 2018 2019 2020 2021 2022 $166 $72 $ in M $136 $83 $48 $104 $94 $137 $218 $367 $0 $200 $400 $600 $800 2015 2016 2017 2018 2019 2020 2021 2022 $400 $311 $ in M $222 $141 $130 $89 $102 $553 $627 $582

Board of Directors: Committed to Diverse and Regularly Refreshed Board Expanded the board in 2020 to add two additional independent directors, increasing from three to five independent directors. Recently refreshed board with three new directors (43%) joining the Board since 2019. Board is 71% independent: 43% women and 14% members of underrepresented communities. Lead Independent Director is a woman. No TA independent board members serve or have ever served on the board of Service Properties Trust. Barbara Gilmore Lead Independent Director Board Member since 2007 Former Clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts Lisa Harris Jones Independent Director Board Member since 2013 Board Liaison to Gaming Compliance Committee Founded Harris Jones & Malone Law Firm Rajan Penkar Independent Director Board Member since 2020 Chair, Compensation Committee Former President Supply Chain, Sears Holdings and President Customer Solutions, UPS Joseph Morea Independent Director Board Member since 2015 Chair, Audit Committee Former Vice Chairman and Managing Director and Head of U.S. Equity Capital Markets, RBC Capital Markets Elena Poptodorova Independent Director Board Member since 2020 Chair, Nominating & Governance Committee Former Bulgarian Ambassador to the United States Adam Portnoy Managing Director and Board Chair Board Member since 2018 President and CEO, The RMR Group Jonathan Pertchik Managing Director and CEO Board Member since 2019 CEO TravelCenters of America 5

TA’s Comprehensive Sales Process Outreach: Early to Mid November 2022 Round I: Mid Nov to Mid Dec 2022 Round II: Early Jan to Early Feb 2023 The parties contacted were selected after feedback from Service Properties Trust (Nasdaq: SVC). SVC owns 63% of TA’s travel centers and leases them to TA under long term agreements. SVC’s prior written consent is required in the event of a change in control of TA and this consent right is in SVC's sole and absolute discretion. This SVC consent right has been in existence since TA was spun-out of SVC in 2007 and has been publicly disclosed for the last 16 years. In order to facilitate SVC’s likely consent to a change of control and close on a sale of TA, the lowest credit rating of the parties contacted was BBB/Baa2. • In April 2022, following the implementation of a turnaround plan and several quarters of improved operating performance, TA received unsolicited interest from several groups, including from BP, to acquire the Company. • In response, the TA Board hired Citigroup as exclusive financial advisor and Ropes & Gray as legal advisor to consider a sale of the Company. • The comprehensive sales process began with 11 parties contacted and following the timeline below, it ran from mid November through its culmination in mid February: 11 5 2 2 Parties Contacted NDAs Executed Received Round I Proposal Received Round II Proposal 6

BP Transaction Details and Milestones • On February 15, 2023, TA entered into a definitive merger agreement with BP (A2/A-) for $86.00 per share, or approximately $1.3 billion of equity value. o The sale price represented an 84% premium to the average trading price of the 30 days ended February 15, 2023, of $46.68. o The sale price represented a 678% yield to investors since Jon Pertchik was appointed Managing Director & Chief Executive Officer on December 16, 2019.(1) o The next highest bid was $68.00 per share. o Service Properties Trust (Nasdaq: SVC), which owns 7.8% of TA’s shares outstanding, and The RMR Group (Nasdaq: RMR), which owns 4.1% of TA’s shares outstanding, both have agreed to vote their shares in favor of the sale to BP. o SVC, which leases to TA 177 of TA’s 281 travel centers (TA owns 56 travel centers), consented to the change of control in TA as required by the historical lease agreements. o Also, to accommodate the sale and because of BP’s (A2/A-) credit rating, SVC agreed to amend the historical leases in several respects, including to give BP greater control over the properties. • On March 22, 2023, TA filed a preliminary proxy statement for the BP transaction. • On April 3, 2023, TA filed a definitive proxy statement for the BP transaction and scheduled a Special Meeting of Shareholders for May 10, 2023. • April 11, 2023, TA announced the expiration of the Hart-Scott-Rodino Act waiting period for the BP transaction. • The Special Meeting of Shareholders is scheduled for May 10, 2023. If approved, the transaction will close on May 15, 2023. (1) TA’s share price at market close on December 16, 2019, was $11.06 per share. 7

ARKO Publicly Announced Unsolicited Proposal One Month After The Transaction Announcement • On March 14, 2023, TA received an unsolicited, non-binding indication of interest from ARKO Corp. (“ARKO”), a publicly traded fuel supplier and convenience store operator to purchase 100% of the equity interests of TA for $92.00 per share (the “ARKO Proposal”). • The ARKO Proposal indicated that ARKO planned to finance the purchase through a combination of cash on hand, TA’s own cash on hand, a sale-leaseback financing arrangement with Oak Street and lines of credit and contemplated a 30-day timeline to conduct diligence and sign definitive agreements. • ARKO indicated all required regulatory approvals would be a condition of closing. • The ARKO Proposal included a short letter from Oak Street indicating that “subject to certain terms and conditions, including pricing” it was prepared to commit to finance a portion of the acquisition price. • ARKO subsequently suggested, to address concerns regarding its sub investment grade rating, that it would enter into a binding policy with a leading U.S. insurance provider with an investment grade credit rating (A / A3) to fully insure the lease payments due to SVC over the initial 11-year lease term at the cost of ARKO. 8

(1) See Sections 6.3(a) and 6.3(c) of the Merger Agreement. (2) See Section 6.3(h)(ii) of the Merger Agreement. At TA’s Request, BP Gave a Limited Waiver of the Merger Agreement Non-Solicitation Provisions • Unless TA’s Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that ARKO’s proposal constitutes or could reasonably be expected to lead to a “Superior Proposal,” TA and its advisors cannot: o Engage in discussions or negotiations with ARKO and its representatives; or o Furnish to ARKO non-public information relating to TA in connection with ARKO’s proposal.(1) • A “Superior Proposal” is a written acquisition proposal that TA’s Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, regulatory, financial, timing, financing, the terms and conditions, likelihood of consummation, and all other aspects of such acquisition proposal: o Would be more favorable to TA’s stockholders than TA’s merger with BP from a financial point of view taking into account, among other things: § The time expected to be required to consummate such acquisition proposal; § Whether it is reasonably likely to be completed on the terms proposed; and § Any other aspects considered relevant by the TA Board.(2) • The TA Board could not engage with ARKO because it could not in good faith conclude the ARKO proposal was a superior proposal or reasonably expected to lead to a superior proposal. • At TA’s request, BP gave TA a limited waiver of these non-solicitation restrictions and, on April 19, TA’s financial and legal advisors engaged with ARKO regarding its proposal. During that engagement, ARKO confirmed its proposed funding was highly conditional and uncommitted. 9

ARKO’s Proposal is Flawed and its Financing is Conditional • Committed financing in the M&A context is generally evidenced by a signed letter from a lending source that has underwritten a transaction and is capable of funding the requisite purchase price. o ARKO has unequivocally stated that, even if it was granted access to more diligence, it did not plan to obtain a committed bridge to close a transaction with TA. o ARKO has only provided a highly conditional letter from Oak Street for potential sale-leaseback financing for up to $1.25 billion of the approximate $2.4 billion required for closing. o Given that only 56 of TA’s sites are company owned and are of insufficient value on their own to generate the required proceeds, this Oak Street letter, at best, is only a possible source of financing for a part of the required financing and provides no assurance of closing. o ARKO cannot sell TA owned properties to Oak Street until ARKO owns TA. • ARKO has indicated that approximately $663 million of ARKO’s sources of funds, in addition to Oak Street, would be from an expanded Capital One Line of Credit and ABL facility. o These lines of credit have yet to be amended and expanded to provide the required funds. o The conditions to the funding of these lines are unknown. • Further, the sources and uses of funds in the ARKO proposal assumes ARKO will use approximately $416 million of TA’s cash on hand to fund the purchase. o ARKO will not have access to this cash until after closing and some of this cash is required for TA’s on-going business activities. • ARKO confirmed that its discussions with an insurance provider were preliminary and it did not know the costs to obtain such a policy. o ARKO will not identify the insurance provider or allow TA to speak with them. 10

ARKO’s Proposal is NOT a Superior Proposal, Nor is it Likely to Lead to One • TA’s Independent Directors, as well as the full TA Board voting separately, unanimously determined that ARKO’s proposal does not constitute a Superior Proposal and could not reasonably be expected to lead to a Superior Proposal. • This conclusion was based on the following reasons, among others: o No Committed Financing. ARKO would require significant third-party financing, but ARKO did not deliver a firm financing commitment and the financing markets are uncertain (ARKO’s credit rating is B+/B2). The financing sources ARKO does have are conditional and insufficient. o Unknown Terms and Conditions. ARKO indicated that, subject to diligence, it may enter into definitive transaction agreements substantially similar to those executed by BP, but has not provided draft agreements for the TA Board’s consideration. o Enhanced Antitrust Risk. The TA Board determined the BP deal presented limited risk. Ultimately, the Hart-Scott-Rodino Act (the “HSR Act”) waiting period expired for the merger with BP, satisfying a key closing condition, whereas, based on information in the ARKO proposal and public information, the TA Board cannot conclude that the potential regulatory risks related to ARKO’s proposal could be mitigated in order to provide substantial deal certainty. o Additional Regulatory Conditions. Expiration of the HSR Act waiting period is the only regulatory closing condition in the Merger Agreement, but ARKO stated that it would need to obtain “all required governmental and regulatory authorizations” to consummate the transaction, which could cause further delay and uncertainty. o Heightened Execution Risk. ARKO has no public company transaction experience and TA’s prior experience with ARKO suggests it is not a reliable counterparty. The next highest bid TA received in connection with its comprehensive sales process was $68.00 per share. o ARKO Does Not Meet SVC’s Tenant Requirements. TA’s historical lease arrangements require that SVC must consent to the assignment of leases and agree to new guarantors in connection with TA’s change of control. SVC’s board, including each of its independent trustees, reached a preliminary consensus that, because of ARKO’s sub-investment grade credit rating and financial condition, SVC would not consent to the assignment or accept ARKO or its affiliates as a guarantor. 11

BP Proposal vs. ARKO Proposal

Certainty of the Offer

Important Factors	BP	ARKO
Committed financing?	Using cash on hand	NO[(1)]
How long has bidder been in pursuit of TA?	12+ Months	1 Month
Subject to regulatory risk?	NO[(2)]	YES[(3)]
Track record of the bidder in similar situations.	Regular public company acquisitions	NONE
Largest acquisition in $s	$48 billion[(4)] Amoco Corp.	$370 million[(5)] Transit Energy Group, LLC
Anticipated time to close	May 15, 2023	Unknown

(1) ARKO requires third-party capital to fund the acquisition and ARKO's current agreements with its lenders are conditional, uncommitted and do not provide for adequate proceeds. ARKO also does not plan to obtain a committed bridge loan to close the transaction.
(2) The Hart-Scott-Rodino Act waiting period expired on April 10, 2023.
(3) Hart-Scott review would be required. ARKO's initial letter indicates there may be greater review risk and that ARKO would require other regulatory approvals.
(4) BP website: https://www.bp.com/en/global/corporate/news-and-insights/reimagining-energy/20-year-anniversary-bp-amoco-merger.html.
(5) ARKO website: https://www.arkocorp.com/news-events/press-releases/detail/136/arko-corp-closes-23rd-acquisition-expands-its-retail

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Reaction from Research Analysts to BP Acquisition and ARKO Bid(1)

BMO

Highway to Heaven; TA Agrees to Sale; Good outcome. "We believe [the BP] transaction is a positive outcome for TA and a culmination of a successful turnaround that began with Jon Pertchik's appointment as CEO in December 2019 and yielded significantly improved operating fundamentals."
Ari Klein
February 16, 2023

B | RILEY Securities

We Do Not Believe ARKO's Bid for TA Will Succeed; "To pursue [a transaction with ARKO] for TA shareholders, TA would need to delay an already in-progress closing with BP, potentially jeopardizing a deal with a $121.8B investment grade-rated suitor (Moody's A2, S&P A-), nearly 80 times as big as ARKO (as measured by EV). ARKO's credit rating is B+ by S&P and B2 by Moody's."
Bryan Maher
March 27, 2023

WELLS FARGO

ARKO: Reveals Itself as Mystery Bidder for TA; We See More Questions than Answers; "The deal would also be far larger than anything ARKO has purchased historically…We respect ARKO's attempt to buy time to further explore the transaction (it was not included in the formal sales process), but ultimately think the company might be biting off more than it can chew."
Anthony Bonadio
March 27, 2023

(1) Permission to use quotations neither sought nor obtained.

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TRAVELCENTERS OF AMERICA (Nasdaq: TA) Maximizing Value and Certainty for Shareholders: BP’s Acquisition of TravelCenters of America April 24, 2023